EXHIBIT  16.3

                          WARRENSBURG ENTERPRISES, INC.
                               22154 MARTELLA AVE
                              BOCA RATON, FL 33433
                                 (561) 451-9674


March  3,  2002


Samuel F. May, Jr., CPA
20283 State Rd. 7, Suite 300
Boca Raton, FL 33498


     RE:  LETTER  ON  CHANGE OF CERTIFYING ACCOUNTANT PURSUANT TO REGULATION SK,
          SECTION  304(A)(3)

To  Whom  It  May  Concern:

     Enclosed is a copy of the amended Form 8-K which will be filed this day with the SEC. Pursuant to Regulation SK, Section 304(a)(3) we herewith request that your firm furnish us with a letter, addressed to the SEC, stating whether your firm agrees with the statements made in the disclosure set out as Item 4(a) in the Form 8K and, if not, stating the respects in which your firm does not agree.

     Please provide this letter as promptly as possible so that we can file the letter with the SEC within ten (10) business days from today.

     Your firm may provide us with an interim letter highlighting specific areas of concern and indicating a subsequent, more detailed letter will be forthcoming within the ten (10) business days noted above.

     We look forward to your timely response to this request.

                                Very  truly  yours,


                                --------------------------
                                Shelley Goldstein, Chairman, President and Chief
                                         Operating  Officer


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